FOR IMMEDIATE RELEASE

Core Molding Technologies Announces 2026 Leadership Transition
CEO Dave Duvall to Retire May 2026, COO Eric Palomaki to Succeed Duvall

COLUMBUS, OH, August 5, 2025 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today announced its leadership transition. Dave Duvall, President and Chief Executive Officer, is to retire on May 31, 2026. Consistent with the Company’s succession plan, the Company’s Chief Operating Officer, Mr. Eric Palomaki, will assume the President and CEO role effective June 1, 2026. Following his retirement, Duvall will continue to support the Company’s strategic work as an Executive Advisor through December 2027.

Tom Cellitti, the Company’s Chairman, said, “On behalf of the Board of Directors, I want to express our deep appreciation to Dave for his exceptional leadership and the legacy he leaves behind at Core Molding. Since 2018, Dave has led Core through a period of remarkable transformation—guiding the company from financial instability to sustained growth, disciplined execution, and strategic diversification. We also wish to acknowledge Dave’s continued commitment as he transitions into his advisory role following his retirement.”
Duvall has been a driving force in Core’s strategic transformation since joining the Company in 2018. Duvall led the team to:
•Navigate a financial turnaround from bank default to sustained profitability and a strong balance sheet
•Deliver consistent margin expansion, positive free cash flow, and strategic growth wins
•Expand customer base, entered new markets, including EV battery enclosures, industrial, & aerospace
•Direct a cultural shift to a performance-driven, execution-focused organization with a clearly defined strategy driving the ongoing growth of the company

David Duvall, the Company’s President and Chief Executive Officer, said, “Leading Core has been the honor of my career. Being a part of the evolution from a company in financial distress to one that rings the opening bell on Wall Street. I am proud of our team, our values, and the discipline we have instilled in our operations. I look forward to supporting Eric and watching the Company reach new heights.”
“I have worked with Eric since the beginning of our turnaround, in 2018, and he has successfully led several major transformational initiatives, including our complete Operational Excellence turnaround, which speaks to his ability to lead with vision, discipline, and impact. I am confident in his ability to lead the Company in the next stages of the Invest For Growth strategy.”

Tom Cellitti, the Company’s Chairman, continues, “Eric has earned the respect and confidence of the Board and the management team, and his CEO appointment in 2026 is the result of years of thoughtful succession planning and Board alignment. Eric has demonstrated exemplary leadership in driving Operational Excellence and has played a key role in our Invest For Growth strategy. This transition reflects Core’s strength—not just in strategy or execution, but in its bench of people. I am excited about Core’s future and confident that Core will continue to thrive under Eric’s leadership.”

Eric Palomaki, the Company’s Chief Operating Officer, said, “I am excited and honored to assume the role of Chief Executive Officer following Dave’s retirement in 2026. I am committed to building on the strong foundation and will continue to invest in our people, expand our capabilities, and lead our Invest For Growth strategy with purpose.”

About Core Molding Technologies, Inc.
Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory (including foreign trade policy) and political conditions; volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production); efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the imposition of new or increased tariffs and the resulting consequences; Company initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures; regulatory matters and labor relations; changes in the Company’s financial position; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207